Exhibit 23

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Williamson Petroleum Consultants, Inc.
303 Veterans Airpark Lane, Suite 1100
Midland, Texas 79705
432-685-6100

May 14, 2010

Platinum Energy Resources, Inc.
11490 Westheimer Road, Suite 1000
Houston, Texas  77077

As oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the inclusion of information from our report entitled, “Revised Evaluation of Oil and Gas Reserves to the Interests of Platinum Energy Resources, Inc. Effective December 31, 2009 for Disclosure to the Securities and Exchange Commission Williamson Project 0.9395” dated March 30, 2010 and to all references to our firm in the Registration Statement on Form 10-K of Platinum Energy Resources, Inc. to be filed with the Securities and Exchange Commission on or about April 15, 2010.

Very truly yours, Williamson Petroleum Consultants, Inc.
/s/ Williamson Petroleum Consultants, Inc.
Midland, Texas